EXHIBIT 99.1

For Immediate Release

Wanda Group Completes Acquisition of
AMC Entertainment Holdings, Inc.

  Historic transaction creates the largest global cinema owner

BEIJING, China and KANSAS CITY, Mo., Sept, 4, 2012 -- Dalian Wanda Group Co., Ltd. (“Wanda”), a leading Chinese private conglomerate and China’s largest investor in cultural and entertainment activities, and AMC Entertainment Holdings, Inc. (“AMC”), a preeminent U.S. movie exhibitor, today announced the successful completion of Wanda’s acquisition of AMC, creating the world’s largest cinema owner.  The transaction is valued at approximately US$2.6 billion.

Wanda Chairman and President Wang Jianlin said, “We are very pleased to have completed the acquisition of AMC and begin this new chapter in Wanda’s international development. Throughout this entire process we have been impressed with the expertise and dedication of AMC’s management team and associates. We now look forward to working with AMC’s CEO Gerry Lopez and his team to invest in and build on the company’s widely-recognized brand and the incomparable entertainment experience AMC offers to its millions of customers.”

Gerry Lopez, chief executive officer and president of AMC, said, “All of us at AMC are thrilled about our future with Wanda. It allows us to continue expanding and innovating in what is the world’s largest movie market. More so, we are enthusiastic about combining AMC’s leadership in the US with Wanda’s leadership in China, the world’s fastest-growing market. We strongly believe in our shared common interests in advancing the movie industry and we feel this partnership creates one of the world’s premier location-based entertainment companies.”

Wanda will operate AMC as a wholly owned subsidiary under its existing brand while investing up to an additional US$500 million in the unit over time to fund strategic and operating initiatives. AMC will continue to control film programming and remain headquartered in the Kansas City metropolitan area, with more than 17,000 associates operating theaters in 32 states across the United States.

The transaction creates the world’s largest global cinema owner by combining Wanda’s 94 theatres, 805 screens and large-scale stage show, film production and distribution, entertainment chains with AMC’s 338 multiplex theatres and 4,865 screens, including 2,171 3-D screens and 124 IMAX screens, making it the world’s largest operator of IMAX screens. Approximately 200 million people watched movies in AMC theatres in 2011.

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ABOUT THE DALIAN WANDA GROUP CO., LTD.
The Dalian Wanda Group is a leading Chinese private conglomerate that operates in five major businesses, including commercial properties, luxury hotels, tourism investment, cultural industries and department stores. Wanda has been making significant cultural and entertainment investments since 2005. Its interests include central cultural districts, large-scale stage shows, film production and distribution, entertainment chains, and Chinese calligraphy and painting collection. With the conclusion of the acquisition of AMC Entertainment Holdings, Inc. on Sept. 4, 2012, Wanda has invested more than US$3.2 billion in cultural and entertainment activities, and is China’s largest enterprise investor in that sector.

ABOUT AMC ENTERTAINMENT HOLDINGS, INC.
AMC Entertainment Holdings, Inc. delivers distinctive and affordable movie-going experiences in 338 theatres with 4,865 screens primarily in the United States. The company operates 22 of the 50 highest grossing theatres in the country, including four of the top five. AMC has propelled industry innovation and continues today by delivering premium sight and sound, enhanced food and beverage and diverse content. www.AMCTheatres.com.

MEDIA CONTACTS

The Dalian Wanda Group
Fleishman Hillard US
Kristen Lewko: 212-453-2212
Kristen.lewko@fleishman.com

Fleishman Hillard Hong Kong
Pamela Leung: 852-25609675
pamela.leung@fleishman.com

Fleishman Hillard China
Winter Wright:  86-10-5775-5960
winter.wright@fleishman.com

AMC Entertainment Holdings, Inc.
Rubenstein Communications
Susie Arons: 212-843-8033 or 917-751-1776
sarons@rubenstein.com